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Exhibit 23(a)(4)

                         SELECTED AMERICAN SHARES, INC.
                             ARTICLES SUPPLEMENTARY
                                       TO
                       ARTICLES OF INCORPORATION PURSUANT
                       TO SECTION 2-208.1 OF THE MARYLAND
                             GENERAL CORPORATION LAW

         Selected American Shares, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Prior to the increase in the number of authorized shares of the common stock of the corporation, the corporation had a total of 100,000,000 shares, $1.25 par value per share, all of which were classified as common stock. The aggregate par value of all of the stock is $125,000,000.00.

         SECOND: The Articles of Incorporation are hereby supplemented by increasing the number of authorized shares of the corporation to 300,000,000, all with $1.25 par value per share.

         THIRD: Immediately following the increase in the authorized shares, the corporation will have a total of 300,000,000 shares, $1.25 par value per share, all of which will be classified as common stock. The aggregate par value of all of the stock is $375,000,000.00.

         FOURTH: The stock of the Corporation has been increased by the Board of Directors of the Corporation in accordance with and pursuant to Article SIXTH of the Articles of Incorporation of the Corporation and Section 2-105 of the Maryland General Corporation Law.

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         FIFTH: The Corporation is registered as an open-end investment company with the Securities and
         Exchange Commission pursuant to the Investment Company Act of 1940.

         SIXTH: The Board of Directors duly adopted a resolution increasing the number of authorized shares of the Corporation.

         IN WITNESS WHEREOF, Selected American Shares, Inc., has caused these presents to be signed in its name and on its behalf by its (Vice) President and witnessed by its Secretary on July 6, 1998.


                                          SELECTED AMERICAN SHARES, INC.


                                          By:/s/______________________________
                                                Eileen R. Street
                                                (Vice) President


ATTEST:


/s/_________________________
   Thomas Tays
   Secretary


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         THE UNDERSIGNED, the (Vice) President of SELECTED AMERICAN SHARES,
INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.

DATED:  July 6, 1998


                                              /s/____________________________
                                                  Eileen R. Street
                                                  (Vice) President




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